Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
United Heritage Corporation

We consent to the incorporation by reference in this Registration Statement of United Heritage Corporation on Form S-8 of our report dated July 16, 2007 appearing in Form 10KSB of United Heritage Corporation for the year ended March 31, 2007.

WEAVER AND TIDWELL, L.L.P.
Fort Worth, Texas
May 29, 2008